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                              AMENDATORY AGREEMENT NO. 5

                                         TO

                 AGREEMENT FOR THE SALE AND PURCHASE OF NATURAL GAS
                                      between
                         CHUGACH ELECTRIC ASSOCIATION, INC.
                                        AND
                              MARATHON OIL COMPANY

                              dated September 26, 1988


         WHEREAS, Chugach Electric Association, Inc. (Chugach) and Marathon Oil Company (Marathon) entered into an Agreement for the Sale and Purchase of Natural Gas (Agreement) dated September 26, 1988;
         WHEREAS, the Agreement has heretofore been amended four times; and WHEREAS, Chugach and Marathon desire to modify further the Agreement for the benefit of both parties;
         NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties do covenant and agree as follows:

         Section A. The definition of Bernice Lake Power Plant in Section 14(h) of the Agreement shall include but not be limited to Chugachs portion of the capability and output of the Nikiski cogeneration facility, which facility consists in part of a forty megawatt (40 MW) gas-fired generating unit owned by Alaska Electric Generation & Transmission, Inc. (AEG&T) and located on the east side of Cook Inlet, Alaska near Nikiski on the Kenai Peninsula.

         Section B. If and to the extent that Marathon supplies gas to Chugach from the Swanson River Field for use by Chugach as fuel for Chugachs portion of the capability and output of the Nikiski cogeneration facility owned by AEG&T, then the Agreement shall be modified in the following respects for any such Swanson River Field gas:
                  (1) For  purposes  of  Section  7(b) of the  Agreement  and
         Section 2(b)(5) of Exhibit F of the Agreement, the upper limit of the acceptable range for the heating value of Swanson River Field gas shall be 1090 (rather than 1050) Btu per cubic foot, expressed at
         14.65 pounds per square inch  absolute, 60 degrees Fahrenheit
         (dry basis).
                  (2)  Section 3 (Gas  Quality)  of Exhibit F of the
         Agreement shall be modified as follows for Swanson River Field gas: As a non-operator of the Swanson River Field and gas storage reservoir, Marathon can not guarantee the quality of the gas delivered to Chugach from this location.
         However, Marathon will endeavor to provide Chugach on a monthly basis with an analysis provided by the Operator of the Swanson River gas field and storage reservoir.
                  (3) Section 3 (Gas Pressure) of Exhibit F of the Agreement shall be modified as follows for Swanson River Field gas: Gas shall be delivered to Chugach at a pressure of not less than four hundred
         (400)  pounds per square inch gauge and not more than one  thousand
         (1000) pounds per square inch gauge. Gas shall be delivered to UNOCALs facility at a pressure within this stated range or at the pressure required at the inlet of the UNOCAL facility.

         Section C. Chugach and Marathon recognize the possibility that the steam output of the Nikiski cogeneration facility may, in some circumstances, cease being used as process steam in the production of ammonia and may instead be harnessed for the production of electric power. Chugach and Marathon also recognize that if this occurs, and if Chugach (rather than some other entity) obtains such steam-generated electric power, then such steam-generated electric power will in effect displace electric power that Chugach would otherwise produce by operating Chugachs gas-fired generators at Beluga. As a result of its existing contractual obligations to the Beluga River Field Producers, Chugach has offered to the Beluga River Field
 Producers gas contract amendments under which, in such circumstances, each individual Beluga River Field Producer could elect to increase its sales of gas to Chugach at Beluga in order to offset the reduction in such sales that would otherwise result from Chugach obtaining such steam-generated electric power. If and to the extent that any or all of the Beluga River
Field Producers  accept(s) such contract  amendments  and, in the  circumstances contemplated by such amendments, such Producer(s) does/do in fact elect to so increase its/their sales of gas to Chugach at Beluga, then (1)
Chugachs purchases of gas from Marathon at Beluga will be reduced by the total amount of such increased sales, and (2) Chugach will continue to purchase from Marathon all the gas used as fuel for Chugachs portion of the capability and output of the Nikiski cogeneration facility.

         Section D. Chugach will not, without Marathons advance written consent, exercise its option granted by AEG&T to obtain from steam-powered generation at the Nikiski cogeneration facility more energy than that which can reasonably be produced by a 12 megawatt steam-powered generator; provided, that if Chugach demonstrates that, in the circumstances then existing and expected, Chugach can obtain more than 12 megawatts from such steam-powered generation without reducing Marathons net sales of gas to Chugach, then Marathon shall not unreasonably withhold such consent.

         Section E. For purposes of Section D, above, Chugach shall determine the effect of steam-powered generation at the Nikiski cogeneration facility upon Marathons net sales of gas to Chugach, as follows: Chugach shall notify Marathon if Chugach desires to obtain more energy from such generation than that which can reasonably be produced by a 12 megawatt steam-powered generator. The notice shall further state (1) the total volume of gas delivered to Chugach by Marathon under the Agreement during the twelve (12) full calendar months ended April 30, 1999, as reflected in Marathons invoices for those months (Base Gas); (2) Chugachs estimate for Marathons Share of Chugachs Total Gas Requirements under the Agreement during the twelve (12) full calendar months beginning the first day of the month after Chugachs notice, assuming that Chugach were to obtain more energy during such period from steam-powered generation at the Nikiski cogeneration facility than that which can reasonably be produced by a 12 megawatt steam-powered generator (Estimated Gas); and (3) Chugachs basis for the calculations and estimates in the notice. If the Estimated Gas minus the Base Gas is zero or a positive number, then Marathon shall not unreasonably withhold its consent as provided in Section D, above.

         Section F. This Amendment will become effective upon approval by the Alaska Public Utilities Commission.

         Section G. Except for the foregoing amendments, all other terms and conditions of the Agreement remain in full force and effect.

         IN WITNESS WHEREOF, Chugach and Marathon have caused this

Amendatory Agreement No. 5 to be executed by their authorized representatives.


Chugach Electric Association, Inc.          Marathon Oil Company


By: /s/Eugene N. Bjornstad                  By: /s/ R.G. Becker
Its:  General Manager                       Its: Vice President
Date:  May 19, 1999                         Date:May 24, 1999